Exhibit 99.1

ST. PAUL TRAVELERS

DEFERRED COMPENSATION PLAN

(Effective as of December 1, 2004)

Section 1

Introduction

1.1           The Plan and Its Effective Date.  The St. Paul Travelers Deferred Compensation Plan (“Plan”) is established as of December 1, 2004.

1.2           Purpose.  The purpose of the St. Paul Travelers Deferred Compensation Plan (the “Plan”) is to provide a means whereby The St. Paul Travelers Companies, Inc. (the “Company”) offers tax-deferred savings opportunities to a select group of key management employees of the Company and its subsidiaries who have rendered and continue to render valuable services to the Company and its subsidiaries.

The Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code (the “Code”), as amended, and is established to operate with respect to amounts deferred after December 31, 2004.  For these purposes, incentive amounts awarded with respect to 2004 performance that are subject to Section 409A of the Code, may be governed by the terms of the Plan to the extent required or permitted by applicable law and regulation.  The Plan will not apply to amounts deferred under prior plans maintained by the Company, its predecessors or subsidiaries, including, but not limited to, nonqualified deferred compensation plans maintained by The St. Paul Companies, Inc. and its subsidiaries, or by Travelers Property Casualty Corp. and its subsidiaries.  Amounts deferred prior to January 1, 2005, under such plans that are not subject to Section 409A of the Code, shall remain subject to the terms and conditions of those plans (the “Pre-2005 Plans”).  The Company intends to amend the Pre-2005 Plans to the extent prudent and necessary in order to achieve the purposes of the Pre-2005 Plans and to comply with the applicable provisions of Section 409A of the Code, including, but not limited to, the effective date and ‘grandfather’ provisions applicable to that Code section.  To the extent any provision of this Plan does not satisfy the requirements of Section 409A of the Code or any regulations or other guidance issued by the United States Treasury Department under Section 409A of the Code subsequent to the adoption of this Plan, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Plan or any contrary or inconsistent election made by a Participant.

The Plan is intended to be a top-hat plan described in Sections 201(2), 301(A)(3) and 401(a)(1) of the Employee Retirement Security Act of 1974 (“ERISA”).

1.3           Administration.  The Plan shall be administered by the Plan Administrator who shall be appointed by the chief executive officer of the Company.  In the absence of the appointment of a Plan Administrator, the officer of the Company having direct responsibility for compensation and benefits shall be the Plan Administrator.  The Plan Administrator shall have the authority to delegate, from time to time, his responsibilities under the Plan to such person or persons as he deems advisable and may revoke any such delegation of responsibility.  Any action by the person or persons exercising such delegated responsibilities shall have the same force and effect as if such action was taken by the Plan Administrator.

Section 2

Participation and Deferral Elections

2.1           Eligibility and Participation.  Subject to the conditions and limitations of the Plan, eligibility for participation in the Plan shall be limited to employees of the Company and its subsidiaries who are designated as eligible to participate in the Plan for a calendar year (“Plan Year”) by the Plan Administrator (“Eligible Employee)”.  Any Eligible Employee who makes a Deferral Election as described in Section 2.2 below shall become a participant in the Plan (“Participant”) and shall remain a Participant until the entire balance of all of his Deferred Compensation Accounts (defined in Section 3.1 below) is distributed to him.

2.2           Rules for Deferral Elections.  An Eligible Employee for a Plan Year may make an election (“Deferral Election”) to defer receipt of either or both of the following:  (i) 1% - 50% of his annual base salary (“Salary”) for such Plan Year and (ii) 1% - 100% of his annual incentive award (“Incentive Award”) otherwise payable in cash with respect to such Plan Year, in accordance with the rules set forth below.

(a)                                  An individual shall be eligible to make a Deferral Election only if he is an Eligible Employee on the date such election is made.

(b)                                 The minimum amount of an Incentive Award that may be deferred for any Plan Year is $1,000.  If the percentage specified for deferral in an Eligible Employee’s Deferral Election would result in the deferral of less than $1,000, the amount or percentage specified will not be deferred hereunder but will be paid to the Eligible Employee at the time that the Incentive Award is otherwise payable.

(c)                                  All Deferral Elections must be made on such form as the Plan Administrator may prescribe.  Except in the case of a newly hired Eligible Employee, all Deferral Elections must be received by the Plan Administrator no later than December 31 of the calendar year immediately preceding the Plan Year in which the services relating to the Salary or Incentive Award are to be performed by the Eligible Employee.  In the case of a newly hired Eligible Employee, any Deferral Election must be made within 30 days of the Eligible Employee’s date of employment, and shall apply only to Salary and Incentive Awards attributable to services performed after the close of such 30 day enrollment period.

The Plan Administrator may establish procedures for Deferral Elections to be filed electronically or telephonically.

(d)                                 Amounts will be deferred to the last day of the month specified in subsection (e) below (the “Distribution Event Date”) and, except in the case of death as provided in Section 4.2, and in the case of Designated Distribution Date distributions, payment will be made or will commence six (6) months after the Distribution Event Date (the “Six Month Distribution Date”).

(e)                                  The Distribution Event Date shall be the last day of the month that includes the earlier of:

(1)                                  a Participant’s Separation from Service (as defined in subsection (f) below), including a Participant’s Retirement (as defined in subsection (g) below) or,

(2)                                  if so elected, a month and year specified by the Eligible Employee in his Deferral Election (the “Designated Distribution Date”).

(f)                                    For purposes of this Plan, a “Separation from Service” occurs when a person leaves the employ of the Company (including all subsidiaries and affiliates) by reason of a resignation, discharge,  retirement, disability, death, or sale of a subsidiary, and otherwise ceases to perform services for the Company (including all then current subsidiaries and affiliates) in any capacity, including as an independent contractor, and otherwise satisfies the conditions for a separation from service imposed under Section 409A of the Code.

(g)                                 For purposes of this Plan, “Retirement” means a Participant’s Separation from Service that occurs on or after termination of employment with the Company (including all subsidiaries and affiliates), provided that at termination of employment the Participant:

(1)                                  is at least age 55 and has at least 10 years of vesting service as determined under the Company’s qualified pension plan in effect at the time of termination of employment (irrespective of whether the Participant will be distributed a benefit from the pension plan);

(2)                                  is at least age 62 and has at least one year of vesting service as determined under the Company’s qualified pension plan in effect at the time of termination of employment (irrespective of whether the Participant will be distributed a benefit from the pension plan); or

(3)                                  is at least age 65.

A person who remains employed with his employer (or an affiliate) after his employer ceases to be a subsidiary of the Company (by reason of a sale or transfer of stock, or similar transaction) will be deemed to have had a termination of employment for this purpose on the closing date of the transaction.

(h)                                 At the time of the Participant’s Deferral Election, the Participant must elect the form of payment of the Participant’s Deferred Compensation Account (as defined in Section 3.1) in the case of distributions made on account of the Participant’s Retirement and, if elected, at a Designated Distribution Date. Retirement distributions and Designated Distribution Date distributions may be paid in a single lump sum or in annual installments over a period of up to ten years in accordance with Section 4.1.  All other distributions under the Plan will be paid in a lump sum.

(i)                                     At the time of the Participant’s Deferral Election, the Participant shall specify on such form as may be prescribed by the Plan Administrator, the manner in which income, gains, losses and expenses are credited or charged to a Participant’s Deferred Compensation Accounts in accordance with Section 3.

(j)                                     Notwithstanding the foregoing, if a Participant receives a distribution on account of hardship under any qualified plan that is described in Section 401(k) of the Code and which is maintained by the Company or a commonly controlled entity (as defined in Section 414(b) and (c) of the Code) of the Company (a “401(k) Plan”), then no amounts may be deferred under this Plan for a period of 6 months following the date the Participant receives the distribution on account of hardship from the 401(k) Plan; and no new deferral elections may be made under the Plan during such 6 month suspension period.

(k)                                  The amount deferred shall be determined by applying the elected percentage to the gross amount of Salary or Incentive Award; provided however, that the amount deferred shall be limited to the amount remaining after withholding for all applicable taxes required to be withheld and other amounts authorized to be withheld at the time of deferral from an Eligible Employee’s Salary or Incentive Award.

(l)                                     “Salary” does not include long-term disability payments received by a Participant from any source and elections to defer Salary under the Plan shall not apply to such amounts.

Section 3

Deferred Compensation Accounts

3.1           Deferred Compensation Accounts.  A bookkeeping account shall be established in the Participant’s name for each Plan Year for which a Participant defers Salary or an Incentive Award pursuant to a Deferral Election (“Deferred Compensation Account”).  Amounts deferred pursuant to a Deferral Election shall be credited to the Deferred Compensation Account as of the date on which, in the absence of a Deferral Election, the Participant would otherwise have received the deferred amounts.

3.2           Investment Income.  A Participant’s Deferred Compensation Account will be credited with investment income and gains and charged with investment losses and distributions as if the Participant’s Deferred Compensation Account was actually invested in accordance with the Participant’s investment elections under Section 3.3 among the funds made available for Participant directed investment (“Investment Funds”) in accordance with Section 3.4.

3.3           Investment Elections.  A Participant must make an investment election at the time of his Deferral Election.  The investment election shall allocate the amounts deferred among the Investment Funds made available for Participant directed investment in accordance with Section 3.4.  A Participant’s investment election shall remain in effect with respect to each subsequent deferral until the Participant files a change in investment election with the Plan Administrator.  A Participant may change his investment election either with respect to new deferrals credited after the change in investment election (in increments of 1%) or with respect to the investment allocation of all of the Participant’s existing Deferred Compensation Accounts (in increments of 1%), as the Participant may elect.

A change in investment election must be filed with the Plan Administrator on a form prescribed by the Plan Administrator; provided that the Plan Administrator may establish procedures for investment elections to be filed electronically or telephonically.  A change in investment election will become effective as soon as practicable following the Plan Administrator’s receipt of the change in investment election.

3.4           Investment Funds.  The Company shall designate two or more Investment Funds for Participant investment elections under the Plan.  Except for the Company Stock Fund (as described below), each Investment Fund shall be a mutual fund, collective investment trust or other common or collective investment vehicle.  The Company, in its sole discretion, may also designate shares of common stock of the Company (“Company Stock”) as an Investment Fund (the “Company Stock Fund”) under the Plan.  If the Company designates a Company Stock Fund as an Investment Fund under the Plan, deferred amounts deemed invested in the Company Stock Fund shall be credited with investment income, gains and losses as if such amounts were contributed under The St. Paul Companies, Inc. Savings Plus Plan (“Savings Plus”) and invested in The St. Paul Travelers Companies, Inc. Common Stock Fund under Savings Plus (or any successor plan thereto).

The Company, in its sole discretion, may prospectively designate additional Investment Funds, replace Investment Funds or eliminate Investment Funds from time to time; provided that there must be at least two Investment Funds available under the Plan at all times, one “stock” fund (not including the Company Stock Fund) and one “bond” fund.

If the Company eliminates or replaces an Investment Fund (an “Eliminated Fund”), each Participant must file a change in investment election to redirect the investment of amounts which were deemed to be invested in the Eliminated Fund.  This change in investment election must be filed as of a date specified by the Plan Administrator that is prior to the first day on which the Eliminated Fund ceases to be an Investment Fund (the “Elimination Date”).  If a Participant does not file a change in investment election by the specified date, the amounts that were deemed to be invested in the Eliminated Fund immediately prior to the Elimination Date will be deemed to be invested in such Investment Fund (or among such Investment Funds) as the Plan Administrator, in his sole discretion, shall designate until such time as the Participant files a valid change in investment election.

3.5           Vesting.  A Participant shall be fully vested at all times in the balance of his Deferred Compensation Accounts.

Section 4

Payment of Benefits

4.1           Time and Method of Payment.  In the event of a Distribution Event Date that results from the Participant’s Separation from Service other than a Retirement, payment of a Participant’s Deferred Compensation Accounts shall be in the form of a single lump sum.  In the event of a Distribution Event Date that results from a Retirement, or in the event of a Designated Distribution Date that falls prior to Separation from Service, payment of a Participant’s Deferred Compensation Account shall be made in the form of a single lump sum or shall commence in the form of installments as elected by the Participant in his Deferral Election.  No acceleration or further deferral of amounts deferred pursuant to a Deferral Election is permitted under the Plan.

If a Participant’s Deferred Compensation Account is payable in a single lump sum, the payment shall be made on, or as soon as practicable following, the Six Month Distribution Date or Designated Distribution Date, as the case may be, in an amount equal to the value of the Participant’s Deferred Compensation Account determined, in accordance with procedures established by the Plan Administrator, as of the close of the last day on which the major stock exchanges were open on or immediately prior to the Six Month Distribution Date or Designated Distribution Date.  If a Participant’s Deferred Compensation Account is payable in the form of installment payments, then the Participant’s Deferred Compensation Account shall be paid in annual installments over the period elected by the Participant.  If the sum of the Participant’s Deferred Compensation Account balances is less than $10,000 as of the Six Month Distribution Date or Designated Distribution Date, it will be distributed in a single lump payment; provided however, that to the extent required or necessary in order to comply with rules or regulations issued under Section 409A of the Code, a Participant’s Deferred Compensation Account balances under this Plan will be aggregated with other nonqualified deferred compensation amounts owing to the Participant by the Company (including its subsidiaries and affiliates) in determining whether a Participant’s balance is less than $10,000 for purposes of this sentence.  The first installment payment shall commence to be paid on, or as soon as practicable after, the Six Month Distribution Date or Designated Distribution Date.  Subsequent installment payments shall be paid within 30 days after each anniversary of the Six Month Distribution Date or Designated Distribution Date until the Participant’s Deferred Compensation Account has been paid in full.

Each installment payment shall equal (i) the balance of the Participant’s Deferred Compensation Account, determined in accordance with procedures established by the Plan Administrator, as of the close of the last day on which the major stock exchanges were open on or immediately prior to the Six Month Distribution Date or Designated Distribution Date (in the case of the first installment payment) and as of the applicable anniversary of the Six Month

Distribution Date or Designated Distribution Date (in the case of subsequent installments), divided by (ii) the number of remaining installment payments.

4.2           Payment Upon Death of a Participant.  Notwithstanding the provisions of Section 2.2(e) and (h), a Participant’s Deferred Compensation Account shall be paid to the Participant’s Beneficiary (designated in accordance with Section 4.3) as soon as practicable following the Participant’s death in a lump sum, based upon the value of the Participant’s Deferred Compensation Account as of the close of the last day on which the major stock exchanges were open on or immediately prior to the date of payment; provided however, that if an installment payout to the Participant has already commenced at the time of the Participant’s death with respect to a given Deferred Compensation Account, the installment payout will continue in accordance with the originally elected schedule, unless such lump sum payment is permitted in such cases under Section 409A of the Code and other applicable law.

4.3           Beneficiary.

(a)  Each Participant shall have the right, at any time, to designate any person or persons as a beneficiary or beneficiaries (“Beneficiary” or “Beneficiaries”) to whom payments under this Plan shall be made in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan.  Each Beneficiary designation shall become effective only when filed in writing with the Plan Administrator on a form prescribed or accepted by the Plan Administrator.

(b)  Any Participant shall have the right to designate a new Beneficiary at any time by filing with the Plan Administrator a request for such change, but any such change shall become effective only upon receipt of such request by the Plan Administrator.  Upon receipt by the Plan Administrator of such request, the change shall relate back to and take effect as of the date the Participant signs such request whether or not the Participant is living at the time the Plan Administrator receives such request.

(c)  If there is no designated Beneficiary living at the death of the Participant, then such payment shall be made to the Participant’s spouse, if married; and if the Participant is not married, then such payment shall be made to the Participant’s estate.

4.4           Cash Payment.  All payments under the Plan shall be made in cash.

4.5           Withholding of Taxes.  The Company shall withhold any applicable Federal, state or local income tax from payments due under the Plan.  The Company shall also withhold Social Security taxes, including the Medicare portion of such taxes, and any other employment taxes as necessary to comply with applicable laws.

4.6           Limitations for Section 16b Insiders.  A “Section 16b Insider” shall include any Participant who has been deemed to be subject to Section 16 of the Securities and Exchange Act of 1934 (the “Exchange Act”) by the Company.  Notwithstanding any provision of the Plan, the Plan Administrator may impose such limitations and restrictions on the Section 16b Insiders’ Deferral Elections under Section 2.2, investment elections under Section 3.3 and elections with respect to the form of payment under Section 4.1 as he deems necessary or appropriate so that transactions by Section 16b Insiders do not present a risk of possible liability under Section 16b of the Exchange Act.

Section 5

Miscellaneous

5.1           Funding.  Benefits payable under the Plan to any Participant shall be paid by the Company.  The Company, including its subsidiaries and affiliates, shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan.  While the Company may make investments in amounts equal or unequal to Participants’ investment elections hereunder, the Company, its subsidiaries and affiliates shall not be under any obligation to make such investments and any such investment shall remain an asset of the Company, its subsidiaries and affiliates, subject to the claims of their general creditors.  Notwithstanding the foregoing, the Company, its subsidiaries or affiliates, , may maintain one or more grantor trusts (“Trust”) to hold assets to be used for payment of benefits under the Plan.  The assets of the Trust with respect to benefits payable under the Plan shall remain subject to the claims of general creditors.  Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the Company and shall discharge the Company, its subsidiaries and affiliates from any further liability under the Plan to the extent of such payments.

5.2           Benefit Statements.  As soon as practical after the end of each Plan Year (or after such additional date or dates as the Plan Administrator, in his discretion, may designate), the Plan Administrator shall provide each Participant with a statement of the balance of each of his Deferred Compensation Accounts hereunder as of the last day of such Plan Year (or as of such other dates as the Plan Administrator, in his discretion may designate).

5.3           Employment Rights.  Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Company or its affiliates.

5.4           Interests Not Transferable.  Neither the rights of, nor benefits payable to, a Participant or Beneficiary under the Plan may be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever.  Such interest and benefits will be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law; provided that, the Plan will recognize a domestic relations order that divides any payment actually due and payable to a Participant under the Plan among the Participant and the alternate payee under such order to the extent permitted by Section 409A of the Code.

5.5           Forfeitures and Unclaimed Amounts.  Unclaimed amounts shall consist of the amounts of the Deferred Compensation Account of a Participant that cannot be distributed because of the Plan Administrator’s inability, after a reasonable search, to locate a Participant or his Beneficiary, as applicable, within a period of two (2) years after the date upon which the payment of benefits become due.  Unclaimed amounts shall be forfeited at the end of such two-year period.  These forfeitures will reduce the obligations of the Company under the Plan.  After an unclaimed amount has been forfeited, the Participant or Beneficiary, as applicable, shall have no further right to his Deferred Compensation Account.

5.6           Controlling Law.  The law of Minnesota, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan to the extent not preempted by ERISA.

5.7           Gender and Number.  Words in the masculine gender shall include the feminine, and the plural shall include the singular and the singular shall include the plural.

5.8           Action by the Company.  Except as otherwise specifically provided herein, any action required of or permitted by the Company under the Plan shall be by action of the chief executive officer or by action of such person(s) authorized by the chief executive officer.

5.9           Obligations to Company.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company or its affiliates, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable.  Such determination shall be made by the Plan Administrator.

Section 6

Amendment and Termination

The Company intends the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan, provided, however, that any amendment or termination of the Plan shall not reduce or eliminate any Deferred Compensation Account accrued through the date of such amendment or termination.  Upon termination of the Plan, the Company may elect either (a) to continue making payments of Deferred Compensation Accounts in accordance with the terms of the Deferral Elections in effect at the time of the termination and crediting Participant’s Deferred Compensation Accounts with income and gains and charging their Deferred Compensation Accounts for losses and distributions in accordance with Section 3.2, or (b) to distribute the Participant’s Deferred Compensation Accounts in a single lump sum to the extent permitted under Section 409A of the Code.

Executed this          day of               , 2004.

THE ST. PAUL TRAVELERS COMPANIES, INC.

By:
Title: